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Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business December 31, 2001, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$21,396
Interest-bearing balances	12,495
Securities:
Held to maturity securities	442
Available for sale securities	52,916
Federal funds sold and securities purchased under agreements to resell	75,076
Loans and lease financing receivables:
Loans and leases held for sale	4,515
Loans and leases, net of unearned income	$173,654
Less: Allowance for loan and lease losses	3,275
Loans and leases, net of unearned income and allowance	170,379
Trading Assets	140,469
Premises and fixed assets (including capitalized leases)	5,502
Other real estate owned	41
Investments in unconsolidated subsidiaries and associated companies	360
Customers' liability to this bank on acceptances outstanding	270
Intangible assets
Goodwill	1,739
Other Intangible assets	4,762
Other assets	47,464
TOTAL ASSETS	$537,826

LIABILITIES
Deposits
In domestic offices	$160,102
Noninterest-bearing	$70,338
Interest-bearing	89,764
In foreign offices, Edge and Agreement subsidiaries and IBF's	120,371
Noninterest-bearing	$7,610
Interest-bearing	112,761
Federal funds purchased and securities sold under agreements to repurchase	79,946
Trading liabilities	92,208
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	11,399
Bank's liability on acceptances executed and outstanding	293
Subordinated notes and debentures	9,467
Other liabilities	30,651
TOTAL LIABILITIES	504,437
Minority Interest in consolidated subsidiaries	116

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,476
Surplus (exclude all surplus related to preferred stock)	16,020
Retained earnings	16,149
Accumulated other comprehensive income	(372)
Other equity capital components	0
TOTAL EQUITY CAPITAL	33,273

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$537,826

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.
WILLIAM B. HARRISON, JR.	)
HELENE L. KAPLAN	)	DIRECTORS
H.W. BECHERER	)

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Exhibit 7 to Form T-1